Exhibit 4.9

TRANSLATION

BANKTHAI PUBLIC COMPANY LIMITED

Date

TO: President of BANKTHAI PUBLIC COMPANY LIMITED

	{	_____________________________________	}		{	}
We		DSG International (Thailand) Company Limited ___________________________________		Age			Year

Ethnic Origin:                      Nationality : Thai Occupation: Operator of trading. Residing at the House No. 448/11 on Lard Prao Road, Lard Prao Sub-district, Lard Prao District, Bangkok Metropolis. Telephone                     . Deposit Account No.                    , wish to apply for a loan from the Bank in the amount of 200,000,000 (Two Hundred Million Baht) for a period of 8 years to be used for payment of the costs of machinery.

[According to the Memorandum of Understanding annexed to the Agreement]

We agree to pay interest to the Bank at the rate of                      per annum. And we agree to allow the Bank to collect fees and various incidental expenses by debit from our Account or debit from the fund paid to us by the Bank.

We have a security as follows:

According to the Memorandum of Understanding annexed to the Agreement.

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	{	DSG International (Thailand) Company Limited	}
Signed		___________________________________		Applicant

Explanation	Order

TRANSLATION

Agreement No

BANK THAI (PUBLIC) COMPANY LIMITED

THE LOAN AGREEMENT

Done at Bank Thai (Public) Company Limited

Date          Month          Year

We	{

DSG International (Thailand) Limited, Registration No. 1336/2537, of Thai nationality
(Name of juristic person)

Represented by                                                  the authorized person

                                          aged          year, of         ethnicity            nationality
(Name of natural person)

Having office/address located at No. 448/11 Village No              on Soi Lardprao 53 (Chokchai 4), Lardprao Road, Lardprao Sub-district, Lardprao District, Bangkok Metropolis, being the owner of the type of Deposit Account              Account No              Name of the Account                      with Bank Thai (Public) Company Limited, Office/Branch                                  hereinafter shall be referred to as the “BORROWER”, enter into this Agreement in favour of the Bank Thai (Public) Company Limited, hereinafter shall be referred to as the “LENDER” to witness as follows:

Clause 1. The Borrower has obtained the loan in the amount of 200,000,000 (Two Hundred Million Baht) and the Borrower has already received the amount of the loan under this Agreement in full.

[according to the Memorandum of Understanding annexed to the Agreement]

Clause 2. The Borrower agrees to pay interest on the said loan amount pursuant at the rate of          per annum (currently is equal to          per cent per annum). The interest is payable on monthly basis on the day specified in Clause 3 at the Lender’s place of business and during the Lender’s business hours. But if the specified due date for payment of interest falls on the Lender’s holiday, the interest payment shall be postponed to the next business day. And the Borrower hereby agrees that if the Lender makes an announcement on the revised rate of interest in keeping with the existing financial condition or as the Lender shall deem fit. The Borrower agrees to allow the Lender to charge interest according to newly revised interest rate in this Agreement as announced by the Lender from effective date immediately without prior consent of or notice to the Borrower.

The Borrower agrees that whenever the Lender has revised its interest rate, the Borrower shall arrange for the Mortgagor to register the revised interest rate in the Security Mortgage Agreement immediately. [According to the Memorandum of Understanding annexed to the Agreement.]

Clause 3. The Borrower agrees to complete the payment of debt and interest to the Lender not later than date          month          year          by installment as follows:

3.1 To pay the principal sum plus interest by installment at 1 month interval of not less than (            Baht). The first installment is payable by the Borrower within date          month              year          until the debt payment is made in full.

3.2 To make payment of the principal sum by installment each of not less than                      (             Baht) at                  month(s) interval. The first installment shall be payable within date          month              year          while the interest is payable monthly separately on every last day of the month until the payment is made in full.

3.3

According to the Memorandum of Understanding annexed to the Agreement.

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The Borrower agrees to permit the Lender to debit the money from the type of Account              Account No.             , which money the Borrower has deposited with the Lender at Office/Branch                                  for payment of debt under this Agreement in the amount and according to the terms of payment to be made by the Borrower by installment to the Lender under the debt is paid in full without notice to the Borrower of each and every debit of the account.

The period of time for payment of the loan mentioned above shall not be prejudicial to the Lender to demand that the Borrower make pre-payment of debt under the Agreement either in whole or in part as the Lender shall deem fit.

Clause 4. If the Borrower shall default on any particular installment of payment either in respect of the principal sum or interest according to the amount and time specified in Clause 3, the Borrower further agrees to hold that the default on repayment has been for every installment of repayment and further agrees to allow the Lender the charge the maximum interest rate of the Lender that is chargeable to the loan customer as announced by the Lender (currently the interest rate is 15.00 per cent per annum) immediately or as the Lender may deem fit until such time the Borrower shall have made the repayment of loan debt to the Lender in full.

Clause 5. The borrowing and the lending under this Agreement besides having to be subject to every clause of this Agreement, the Borrower agrees that the borrowing and the lending shall also be in accordance with the law and custom of commercial banks. And if the Borrower has had the arrears of interest payment not less than 1 year, whether the Lender shall have served notice of demand for repayment or not, the Borrower agrees to add the arrears of interest to the original principal sum compound upon which further interest shall be charged immediately.

Clause 6. If the Borrower has been in breach of any particular clause of this Agreement, the Borrower agrees to allow the Lender to demand for repayment of the outstanding debt of principal sum and accumulated interest immediately, although the repayment of debt is not yet due as specified in clause 3 of this Agreement; and the Borrower agree to pay for damages, which the Lender shall have suffered as a result of the breach of agreement by the Borrower including expenses incurred in connection with the dunning for payment, starting legal proceedings and legal execution until such time the debt shall be settled in full.

Clause 7. It is the duty of the Borrower to make enquiry by itself about the total amount of debt due payable. If the Borrower shall neglect, the Borrower agrees to hold that the total debt amount shown outstanding in the Borrower’s Account is the correct total debt. If the Lender shall make dunning demand for payment, a number of communication letters, dunning demands or notices or any other letters to be delivered to the Borrower, whether or not, sent by registered or unregistered mail or delivered by hand, if sent to the location or place specified in this Agreement, shall be held to have been duly delivered to the Borrower without regard that it is actually received by a person present at the said address or not. And if undelivered by reason of the change in or dismantlement of the said location or address without written notice to the Lender from the Borrower or undelivered because the location or address mentioned above cannot be found, it shall be held that the Borrower has duly acknowledged and received the Lender’s letter of communication, demand letter, notice or any other letter.

Clause 8. For the cost of duty stamp to be affixed on the Agreement including fees and every kind of duties levied on registration of a legal act as a security against the payment of debt and redemption (if any), the Borrower agrees to unilaterally defray such costs.

Clause 9. As a security against the performance of this Agreement, the Borrower agrees to deliver:
according to the Memorandum of Understanding annexed to the Agreement -
______________________________________________________________________________________________________________________________
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to be held by the Lender as security until such time the Lender shall have received the payment of debt in full.

In the case of mortgage is made as a security, if the Lender shall enforce the foreclosure of the mortgage to be auctioned off, the proceeds so obtained is not sufficient to settle the debt or if the Lender accepts the foreclosed property and the price of the mortgaged property is less than the outstanding debt, the Borrower further agrees to pay to the Lender the deficit amount of debt in full charged to the Borrower’s property.

The Borrower having thoroughly read and understood the contents of this Agreement confirm it to be correct. To witness, it has affixed the signature in the presence of witnesses on the date, month and in the year as shown above.

DSG International (Thailand), Ltd.

Signed Borrower
( )

Signed Witness
( )

Signed Witness
( )

Signed Witness/typist
(Mr. Pongchan Cuayboonchoom)

TRANSLATION

MEMORANDUM OF UNDERSTANDING ANNEXED TO THE LOAN AGREEMENT

DSG INTERNATIONAL (THAILAND) LIMITED

Done at Bank Thai (Public) Company Limited

Date

Whereas DSG INTERNATIONAL (THAILAND) LIMITED, having the office located at No. 448/11 on Soi Lardprao 53 (Chokchai 4), Lardprao Road, Lardprao Subdistrict, Lardprao District, Bangkok Metropolis, hereafter shall be referred to as “BORROWER”, has entered into a loan agreement with Bank Thai (Public) Company Limited, hereinafter shall be referred to as “LENDER”, for the amount of 200,000,000 (Two Hundred Million) Baht, under the Loan Agreement dated                     . The Borrower agrees and represents that prior to the drawing down of the loan and/or throughout the period in which the Borrower is indebted to the Lender, the Borrower shall comply with the terms and conditions as follows:

1.	Conditions on drawing down the loan

The Borrower agrees to draw down the loan upon having already signed and delivered to the Lender a Machinery Pledge Agreement as a security pursuant to sub-clause 4.2 and the Borrower shall undertake to complete the registration of the pledge of the said machinery within 6 months of the date of the loan draw-down.

2.	Interest rate

The Borrower agrees to pay interest on loan once a month for every month on every last business day of the month until the debt is paid in full as follows:

2.1	For year 1 to year 3, the rate of interest is BT’S MLR minus 1 per annum.

2.2	For year 4 to year 8, the rate of interest is BT’S MLR per annum.
(On the date of signing the Loan Agreement, the interest rate BT’S MLR is equal to per cent per annum.)

3.	Term and Conditions of Payment

3.1	The Borrower agrees that it shall complete the payment of the loan under this Agreement within 8 years with effect from the date of the first loan draw-down.

3.2	The Borrower shall apply for a 1-year of grace period with effect from the date of the first loan draw-down while making payment of interest within the end of the month until the loan debt is paid in full.

3.3	Upon expiration of the grace period pursuant to 3.2 (on the 13th month with effect from date of the first loan draw-down), the Borrower agrees to repay the principal sum of not less than 2,380,000. (Two Million and Three Hundred Eighty Thousand) Baht to the Lender in monthly installment. However, the Borrower shall complete the repayment of the loan within 7 years with effect from the expiry date pursuant to sub-clause 3.2. The interest payment shall be made separately on monthly basis.

4.	Security

4.1	Mortgage of plot of land under the Land Title Deed No. 36360 located in Bua Loy sub-district, Nong Khae District, Saraburi Province, together with structure existed thereon at this time and that which shall have constructed thereon in the future by the Borrower.

4.2	To pledge/mortgage 1 set of the Borrower’s machinery together with equipment (diaper manufacturing equipment for adult).

4.3	Advance Medical Supply Co., Ltd., shall act as the guarantor.

5.	Fee

The Borrower agrees to pay fee to the Lender as follows:

5.1	Prepayment fee at the rate of 2 per cent of the amount of prepayment payable in lump sum amount on the date of making the prepayment except the source of fund has derived from increase in capital or business operation.

5.2	Front-end fee at the rate of 0.40 of the loan limit of 200,000,000 (Two Hundred Million) Baht amounting to 800,000 (Eight Hundred Thousand) Baht payable in lump sum amount on the date of first loan drawdown.

6.	Other

6.1 The Borrower agrees to allow DSG International Limited to retain the ratio of shareholding in DSG International (Thailand) Ltd. (the Borrower) up to not less than 50 per cent of total share throughout the period of using the line of credit with the Lender unless the Lender shall give its consent otherwise in writing.

The Borrower agrees and acknowledges that the Memorandum of Understanding annexed to this Loan Agreement shall also form part of the said Loan Agreement.

To witness, both parties have affixed each respective signature and corporate Seal (if there is any) in the presence of witnesses on date, month, year shown above.

DSG international (Thailand) Limited

Signed Borrower
(By )

Signed Witness	Signed Witness/Typist
( )	(Mr. Pongchan Chuayboonchoom)